Exhibit 10.13

This TECHNOLOGY RIGHTS AND DEVELOPMENT LICENSE Agreement (the “Agreement”) dated as of [month] [date], [year] (the “Effective Date”) is entered into by and between Moleculin Biotech, Inc. (“MBI”), a Delaware corporation, having a business address of 1973 W. Clay St. Houston, TX 77019 and Houston Pharmaceuticals, Inc., (“HPI”), a Texas Corporation, having a business address of 4239 Emory St., Houston, TX 77005. MBI and HPI are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, MBI is currently in the process of acquiring Moleculin, LLC, (the “Merger Target”) a Texas limited liability MBI, having an address of 1225 North Loop West, Suite 725, Houston, TX 77008;

WHEREAS, Merger Target previously entered into a Technology Option Agreement (“Original Option Agreement”) with Founding Scientists (as defined in the Original Option Agreement) executed June 6, 2008;

WHEREAS, Founding Scientists transferred and assigned their rights, title, and interest in and to the Original Option Agreement to HPI pursuant to an Assignment and Assumption Agreement dated January 1, 2013;

WHEREAS, upon acquisition of the Merger Target, MBI shall step into the role of the Merger Target with respect to the Original Option Agreement, and

WHEREAS, the Parties have entered into a Termination Agreement, pursuant to which the Original Option Agreement is terminated subject to HPI’s receipt of a Termination Notice, Termination Fee and the execution of this Agreement;

NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MBI and HPI hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1           “Additional Patents” is as defined in Section 6.2 of this Agreement.

1.2           “Agreement” is as defined in the Header of this Agreement.

1.3           “Board” shall have the meaning ascribed to that term in the UTMDACC Agreements.

1.4           “Business Day” means any day other than a day which is a Saturday, a Sunday or any other day on which banks are authorized or required to be closed in Houston, TX or New York City, NY.

1.5            “Buy-Out Fee” is as defined in Section 7.1 of this Agreement.

1.6           “Calendar Quarter” means each of the consecutive three (3) month periods ending March 31, June 30, September 30, and December 31; provided, however, that the first (1st) Calendar Quarter under this Agreement will be the period beginning on the Effective Date and ending on the end of the Calendar Quarter in which the Effective Date is encompassed and the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

1.7            “Development Data” is as defined in Section 4.2 of this Agreement.

1.8           “Development Payments” is as defined in Section 5.1 of this Agreement.

1.9           “Effective Date” is as defined in the Header of this Agreement.

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1.10           “Founding Scientists” shall have the meaning ascribed to that term in the Original Option Agreement.

1.11           “Government” is as defined in Section 9.1 of this Agreements.

1.12           “HPI” is as defined in the Header of this Agreement.

1.13            “Licensed Products” means any product or service comprising, using or made through the use of Licensed Subject Matter pursuant to this Agreement.

1.14            “Licensed Territory” means the world.

1.15            “Licensed Field” means the use of Licensed Product for the treatment of non-dermatological cancer through intravenous or oral administration.

1.16           “Licensed Subject Matter” means the Patent Rights and Technology Rights.

1.17           “MBI” is as defined in the Header of this Agreement.

1.18           “Merger Target” is as defined in the Recitals of this Agreement.

1.19           “Original Option Agreement” is as defined in the Recitals of this Agreement

1.20           “Parties” is as defined in the Header of this Agreement.

1.21           “Party” is as defined in the Header of this Agreement.

1.22           “Patent Rights” means Merger Target’s rights to any patents or patent applications licensed from UTMDACC that cover the compounds known as WP1066 and/or WP1193, to the extent that such rights are transferred to MBI upon completion of MBI’s acquisition of Merger Target.

1.23           “Technology Rights” means Merger Target’s rights in information or discoveries developed pursuant to Merger Target’s exercise of Patent Rights and any technical information, know-how, process, procedure, composition, method, formula, protocol, technique or data developed by Merger Target, which are not covered by Patent Rights, but which are necessary for practicing the inventions covered by Patent Rights, to the extent that such “Technology Rights” are transferred to MBI upon completion of MBI’s acquisition of Merger Target.

1.24           “Termination Agreement” means that agreement entered into by and between the Parties dated [ ].

1.25           “Termination Fee” shall have the meaning ascribed to that term in the Termination Agreement.

1.26           “Termination Notice” shall have the meaning ascribed to that term in the Termination Agreement.

1.27           “UTMDACC” means the University of Texas M.D. Anderson Cancer Center.

1.28           “UTMDACC Agreements” mean those agreements and any amendments thereto entered into by and between Merger Target and UTMDACC dated June 21, 2010.

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ARTICLE 2
CONDITION PRECEDENT

2.1           The rights and obligations of the Parties as set forth herein are made subject to the completion of an initial public offering whereby MBI raises gross proceeds of at least $7,000,000.00 U.S. Dollars no later than June 30, 2016 (the “Conditions Precedent”). For purposes of clarity, in the event the Condition Precedent is not satisfied by June 30, 2016, this Agreement shall be automatically void in its entirety.

ARTICLE 3
LICENSE

3.1           Subject to the terms and conditions of this Agreement, MBI hereby grants to HPI a non-exclusive sublicense under the Licensed Subject Matter to research and develop Licensed Products within the Licensed Territory for use within the Licensed Field. For purposes of clarity, with the exception of the confidentiality obligations set forth in Article 8 of this Agreement, HPI shall have the right, but not the obligation, to conduct research regarding the Licensed Subject Matter.

3.2           HPI shall have the right to enter into non-exclusive sublicense agreements with third-parties consistent with the terms of this Agreement and UTMDACC Agreements, provided, however, HPI is responsible for its sublicensees relevant to this Agreement and/or the UTMDACC Agreements; for diligently collecting all amounts due to HPI from the sublicensees; and HPI shall be responsible for any and all payments due to UTMDACC pursuant to the UTMDACC Agreement resulting from such sublicensees or its own activities. For purposes of clarity, HPI shall be jointly and severally liable for any consideration due to MBI by HPI’s sublicensee(s).

3.3           HPI must deliver to MBI a true and correct copy of each sublicense granted by HPI, and any amendments modification or termination thereof, within twenty (20) calendar days after execution, modification or termination, and MBI shall have the right to provide such copies to UTMDACC subject to the confidentiality restrictions corresponding to the terms set out below.

ARTICLE 4
INFORMATION AND USE

4.1           HPI shall periodically furnish MBI with written reports summarizing the progress of the research and development conducted under the Licensed Subject Matter.

4.2           The Parties agree to a mutual exchange of any data, information or know-how resulting from the research and development of the Licensed Subject Matter (“Development Data”).

ARTICLE 5
COMPENSATION

5.1           Subject to MBI’s Buy Out Rights set forth below, in consideration for its access to Development Data generated by HPI, MBI shall pay HPI the following Development Payments in United States dollars within forty-five days after the last Business Day of the corresponding Calendar Quarter following the Effective Date:

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Development Payment	Calendar Quarter
$37,500.00	First Calendar Quarter
$37,500.00	Second Calendar Quarter
$37,500.00	Third Calendar Quarter
$37,500.00	Fourth Calendar Quarter
$75,000.00	Fifth Calendar Quarter
$75,000.00	Sixth Calendar Quarter
$75,000.00	Seventh Calendar Quarter
$75,000.00	Eighth Calendar Quarter
$75,000.00	Ninth Calendar Quarter
$75,000.00	Tenth Calendar Quarter
$75,000.00	Eleventh Calendar Quarter
$75,000.00	Twelfth Calendar Quarter

ARTICLE 6
MAINTENANCE

6.1           HPI acknowledges that under the UTMDACC Agreements, UTMDACC retains the right to file, prosecute and maintain the Patent Rights. Any and all intellectual property rights to any inventions, discoveries, data, enhancements, additions, improvements, modifications or adaptations or derivatives developed and based upon or by reference to any part of the Licensed Subject Matter shall vest in HPI.

6.2           HPI may, through MBI, request UTMDACC to file additional patent applications for the Licensed Subject Matter. If after consultation with HPI both Parties and UTMDACC agree that such additional patent application (“Additional Patents”) should be filed for Licensed Subject Matter, MBI through UTMDACC will prepare and file appropriate patent applications. In such instance HPI shall be responsible for the costs of searching, preparing, filing, prosecuting and maintaining the Additional Patents. If HPI notifies MBI that it does not intend to share the cost of any Additional Patents in a specific country, then MBI may, but is not obligated to, file such Additional Patent at its own expense and such Additional Patent in such country shall cease to be included in the Patent Rights under this Agreement. To the extent provided to MBI by UTMDACC and permissible under the UTMDACC Agreements, MBI will (i) consult with and keep HPI fully informed of the status of any patent application or patent directed to the Patent Rights; (ii) provide HPI with a copy of any patent applications for which HPI has paid the cost of filing, as well as copies of any material documents received or filed during prosecution thereof, such as patent applications, office actions, and responses; request that copies of all documents prepared by prosecution counsel for submission to governmental patent offices be provided to HPI for review and comment prior to filing. MBI shall pass HPI's comments regarding prosecution of the Patent Rights to UTMDACC, but UTMDACC shall not be required to implement them. MBI will request that UTMDACC not knowingly abandon any patent application or patent for which HPI is paying the costs of prosecution without reasonable notice to HPI. If HPI is not in default on any of its obligations under this Agreement, MBI shall request that UTMDACC consider in good faith any requests made by HPI to continue prosecution, but the final decision to continue or abandon shall be in UTMDACC’s sole discretion. The Parties agree that they share a common legal interest to get valid enforceable patents and that each party will maintain as privileged all information received pursuant to this Article 6. In addition, such information shall be considered to fall within the definition of “Confidential Information” as set forth in Article 8, whether or not marked “confidential.”

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ARTICLE 7
TERMINATION

7.1           MBI shall have the right to terminate this Agreement in full upon payment to HPI in the amount of $1,000,000.00 U.S. dollars (“Buy-Out Fee”) within three years of the Effective Date of this Agreement. Upon payment of the Buy-Out Fee, (i) MBI’s obligation to pay any Development Payments will cease; (ii) any and all rights granted to HPI under this Agreement shall immediately terminate and shall be returned to MBI; (iii) HPI shall transfer to MBI all Development Data in its possession to MBI promptly; and (iv) HPI shall to MBI transfer any regulatory submissions including any IND, NDA or ANDA related to the Licensed Subject Matter.

7.2           In the event that MBI fails to exercise its right to terminate this Agreement within three (3) years from the Effective Date pursuant to Section 7.1 above, the license(s) granted herein shall convert to an exclusive (even as to MBI) license upon written notice. Upon receipt of written notice by MBI shall transfer all existing data relating to Licensed Subject Matter, including any Development Data and any IND, NDA or ANDA related to the Licensed Subject Matter to HPI.

ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1           Except for the rights of UTMDACC as set forth in the UTMDACC Agreements and, if any, of the Government of the United States of America ("Government") as set forth below and except as may otherwise be set forth in this Agreement, MBI represents and warrants that (a) Board represented to MBI in the UTMDACC License that it holds any and all rights relating to Licensed Subject Matter and to its best knowledge MBI is not aware of that representation being untrue on the date of this Agreement, (b) MBI holds license rights to the Licensed Subject Matter set forth in the UTMDACC Agreements and it has the sole right to grant sub-licenses in this respect, (c) MBI has not granted licenses thereunder to any other entity that would restrict or otherwise conflict rights granted hereunder, (d) to MBI's best knowledge Licensed Subject Matter does not infringe any third party rights, and (e) to MBI's best knowledge there are no grounds to cancel or otherwise invalidate Board's and MBI's rights to Licensed Subject Matter.

8.2           HPI understands that the Licensed Subject Matter may have been developed under a funding agreement with the Government and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this Agreement, the terms of such Government agreement, applicable law or regulation shall prevail. HPI agrees that Licensed Products used or sold in the United States, to the extent such Licensed Products were developed under a funding agreement with the Government, will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the Government. HPI will promptly advise MBI if such a written waiver is requested and/or obtained. If HPI can establish that, under the circumstances, domestic manufacture is not commercially feasible, then upon HPI’s request and at HPI’s expense, MBI will assist HPI as reasonably necessary to request such a waiver.

8.3           HPI understands and agrees that MBI, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the Licensed Subject Matter. MBI, by this Agreement, also makes no representation as to whether there are any patents now held, or which will be held, by others or by MBI in the Licensed Field, and except as expressly stated in this Agreement, MBI does not make representation that the inventions contained in Patent Rights do not infringe any other patents now held or that will be held by others.

8.4           HPI, by execution hereof, acknowledges, covenants and agrees that HPI has not been induced in any way by MBI or employees thereof to enter into this Agreement, and further represents that HPI is entering into this Agreement voluntarily.

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ARTICLE 9
INFRINGEMENT BY THIRD PARTIES

9.1           If either HPI or MBI becomes aware of any infringement or potential infringement of the Patent Rights, each shall promptly notify the other of such in writing. HPI, at its expense, shall have the first right to enforce any Patent Rights exclusively licensed hereunder against infringement by third parties within the Licensed Field, which right may be granted by HPI to its Affiliate or sublicensee. With respect to infringement of the Patent Rights within the Licensed Field, if HPI does not file suit against a substantial infringer or take alternative action reasonably acceptable to MBI to end such infringement in the Licensed Field, within six (6) months of knowledge thereof, then, provided that such infringement is still on going, MBI may, at its sole discretion, enforce the Patent Rights against such infringement in the Licensed Field. Recoveries from any such enforcement in the Licensed Field shall be first to reimburse the enforcing party (whether the MBI or the HPI) for the cost and expense related to such enforcement action, and the remainder shall be paid to the enforcing party; provided that if HPI is the enforcing party, HPI agrees to pay MBI any amount that MBI is required to pay UTMDACC under Section 7.1 of the UTMDACC Agreements, which is either: (a) the applicable royalty payment due to UTMDACC detailed in Section 4.1(d) of the UTMDACC Agreements for any monetary recovery that is for sales of Licensed Product lost due to the infringement and fifty percent (50%) of related punitive damages received by HPI or its Affiliate; or (b) fifty percent (50%) of reasonable royalties awarded and received by HPI or its Affiliate, and fifty percent (50%) of related punitive damages received by HPI or its Affiliate in any monetary recovery in which the award is for reasonable royalties. As between the Parties, MBI shall have the sole and exclusive right, at its sole discretion, to enforce any Patent Rights against infringement by third parties outside the Licensed Field, and shall bear all related expenses and retain all related recoveries, which right may be granted by MBI to its Affiliate or sublicensee.

9.2           In any suit or dispute involving an infringer, the Parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other Party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

ARTICLE 10
MISCELLANEOUS

10.1           The Parties shall execute and deliver any and all additional papers, documents, and other instruments and shall do any and all further acts and things reasonably necessary, if any, in connection with the performance of its obligation hereunder to carry out the intent of this Agreement.

10.2           This Agreement contains the entire understanding of the Parties, and supersedes all prior agreements and understandings between the Parties. This Agreement may be amended only by a written instrument signed by the Parties.

10.3           The waiver by any Party of any terms or condition of this Agreement, or any part hereof, shall not be deemed a waiver of any other term or condition of this Termination Agreement, or of any later breach of this Agreement.

1.1.           Any notice required by this Agreement will be given by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed to:

If to HPI:	If to MBI:

Houston Pharmaceuticals Inc.	Moleculin Biotech, Inc.
Attention: CEO	Attention: CEO
4239 Emory St.	1973 W. Clay St.
Houston, TX 77005	Houston, TX 77019

10.4           The Article and Section captions in this Agreement have been inserted as a matter of convenience and are not part of this Termination Agreement.

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10.5           This Agreement may be executed in counterparts, all of which together shall constitute a single agreement.

10.6           This Agreement will be governed by, construed and enforced in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives with full right, power and authority to enter into and perform under this Agreement.

Moleculin Biotech, Inc.. By______________________________ [Printed Name and title]	Houston Pharmaceuticals, Inc., By____________________________ [Printed Name and title]

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